Exhibit 21

SUBSIDIARIES OF THE COMPANY

Richardson Electronics Pty Limited	Australia

Richardson Electronics Foreign Sales Corporation Limited	Barbados

Richardson Electronics do Brasil Ltda.	Brazil

Burtek Systems Inc.	Canada

Richardson Electronics Canada, Ltd.	Canada

Richardson Electronics Trading (Shanghai) Co., Ltd.	China

Richardson Electronics Colombia S.A.	Colombia

Sangus Richardson OY	Finland

Composants Electroniques Et Technologie Internationale	France

RESA SNC	France

Richardson Electronique SNC	France

Richardson Electronics GmbH	Germany

Richardson Electronics Hong Kong Limited	Hong Kong

Aviv-Richardson Electronics, Ltd.	Israel

RES S.R.L.	Italy

Richardson Electronics S.R.L.	Italy

Richardson Electronics K.K.	Japan

Richardson Electronics Korea Limited	Korea

Richardson Electronics S.A. de C.V.	Mexico

SAHAB, S.A.	Mexico

Richardson Electronics Benelux B.V.	Netherlands

REL Global Holdings C.V.	Netherlands

REL Holdings B.V.	Netherlands

Richardson Electronics Peru S.A.	Peru

Richardson Electronics Pte Ltd.	Singapore

Richardson Electronics Iberica S.A.	Spain

Richardson Sweden Holding AB	Sweden

Sangus Richardson A.B.	Sweden

Richardson Electronics (Thailand) Limited	Thailand

Hall Electric Limited	United Kingdom

Richardson Electronics (UK) Limited	United Kingdom

Richardson Electronics Distribution, Inc.	United States

Richardson International, Inc.	United States

Richardson LLC	United States

The House of Tubes	United States

TRL Technologies	United States